Exhibit 4.72

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

BAREBOAT CHARTER

AS OF THE 2ND DAY OF June, 2008, PRIDE OF ALOHA, INC., a Delaware corporation (the “OWNER”), the OWNER of the vessel described in Part I hereof (the “VESSEL”), hereby agrees to let, and NCL (BAHAMAS) LTD. D/B/A NORWEGIAN CRUISE LINE, a Bermuda company (the “CHARTERER”), hereby agrees to hire the VESSEL subject to all terms and conditions of Parts I and II of this BAREBOAT CHARTER (this “CHARTER”).

PART I

1.	VESSEL DESCRIPTION:

Passenger cruise vessel to be named NORWEGIAN SKY (ex PRIDE OF ALOHA), BMA Official No. 731038, IMO No. 9128532.

2.	CHARTER TERM:

This CHARTER shall be effective on and commence as of [*] and, except as provided for herein shall continue uninterrupted until [*] (the “Charter Term”).

3.	DATE AND PLACE OF DELIVERY AND REDELIVERY:

The OWNER shall deliver the VESSEL to the CHARTERER on the effective date of this CHARTER at a berth in the Grand Bahama Shipyard in the Port of Freeport, Commonwealth of the Bahamas. The CHARTERER shall redeliver the VESSEL to the OWNER at the end of the Charter Term at a mutually agreed location.

4.	AREA OF PERMITTED USE:

The VESSEL may be used or employed worldwide, without limitation, provided that the CHARTERER warrants the VESSEL shall not be sent to areas prohibited by the VESSEL’S state of registry.

5.	CHARTER HIRE:

The CHARTERER shall pay the OWNER during the Charter Term, Charter Hire a daily rate of [*] (the “Charter Hire”). The CHARTERER shall pay the Charter Hire by wire transfer in monthly installments as directed by the OWNER, or such other manner as may be agreed to by the parties.

6.	INSURANCE AMOUNTS:

See Part II, Paragraphs 4 and 21 below.

7.	SPECIAL PROVISIONS:

(a)	Ordinary Wear and Tear. The term “ordinary wear and tear” wherever used in this CHARTER shall mean and include only the following: (i) thinning of paint due to the action of time and elements; (ii) scuffing of paint by rubber tired vehicles and properly fendered tugs; (iii) rust or corrosion due to contact with sea water and air; and (iv) fouling of hull by growth of marine organisms. Ordinary wear and tear shall not include damage to the VESSEL’S deck, internals and hull that results from the CHARTERER’S intended usage of the VESSEL or otherwise.

(b)	Vessel Loss or Damage; Redelivery. The CHARTERER assumes all risk of loss to the VESSEL insofar as it is not covered by insurance maintained on the VESSEL by the OWNER or the CHARTERER. The CHARTERER shall redeliver the VESSEL, including all equipment, appurtenances and necessaries subject to this CHARTER, to the OWNER at the end of the Charter Term in the same condition as existed on the effective date of this CHARTER, ordinary wear and tear excepted.

(c)	Possession and Control. The CHARTERER shall at its own cost and expense man, operate, victual, fuel, maintain and supply the VESSEL. The OWNER retains no possession or control whatsoever during the Charter Term, the intent of the parties’ being that the OWNER charter the VESSEL to the CHARTERER on a demise or bareboat basis.

8.	ADDITIONAL TERMS:

All terms and conditions contained in Part II on the following pages are hereby incorporated by reference and are fully a part of this CHARTER.

IN WITNESS WHEREOF, the parties have caused this CHARTER to be executed by their duly authorized signatories on the date first set forth above.

Pride of Aloha, Inc.,		NCL (Bahamas) Ltd.,

	Owner		Charterer

By:	/s/ Colin Veitch	By:	/s/ Kevin Sheehan
	Colin Veitch		Kevin Sheehan
	President & Chief Executive Officer		Executive Vice President & Chief Financial Officer

Approved as to Form

/s/ David Gilmore
NCL Legal Department

Approved as to Content

By:

PART II

1.	SEAWORTHINESS, DELIVERY AND REDELIVERY:

The OWNER shall exercise due diligence to deliver the VESSEL at the place of delivery on or about the date specified in Part I and to see that at the time of delivery she is then strong, staunch, seaworthy and in good working condition. The VESSEL shall be redelivered to the OWNER at the place of redelivery on the date specified in Part I in the same good order and condition as when delivered, ordinary wear and tear excepted.

2.	USE:

[*]

3.	CHARTER HIRE AND PAYMENT:

[*]

4.	INSURANCE AND AGREED VALUE:

The CHARTERER shall procure and maintain in full force and effect throughout the term of this CHARTER, at its sole cost and expense, including risk of all deductibles with underwriters acceptable to the OWNER, the insurance described in clause 21(b) below.

All such insurance shall be with underwriters and in such form as the OWNER shall approve, such approval not to be unreasonably withheld. Prior to delivery of the VESSEL, the CHARTERER shall furnish the OWNER with evidence of insurance with respect to its operations performed under this CHARTER. Commencement of this CHARTER without the OWNER’S receipt of the aforementioned evidence shall not constitute a waiver of the CHARTERER’S obligation to maintain the required insurance coverage under this CHARTER and to provide the OWNER with those Certificates.

Should the CHARTERER fail to procure or maintain any of the aforesaid insurance, or, by any act or omission, vitiate or invalidate any of the aforesaid insurance, the CHARTERER shall indemnify the OWNER and the other beneficiaries of such insurance to the extent they or any of them suffers or incurs loss, damage, liability or expense in consequence of such failure, act or omission.

5.	SURVEYS:

Upon request by either party during the Charter Term, the VESSEL shall be available for surveys or inspections in drydock or afloat, at the OWNER’S option, by a mutually agreeable independent surveyor or inspector, subject to the CHARTERER’S convenience and the provisions of the Mortgage (as defined in clause 21(a)).

6.	LICENSES AND PERMITS:

Throughout the term hereof the CHARTERER shall maintain the VESSEL as required by applicable classification societies and governmental agencies having jurisdiction over the VESSEL and shall procure and maintain in full force and effect all permits and licenses as required by applicable national, state, local or foreign laws or regulations by reason of the nature or location of the CHARTERER’S use of the VESSEL.

7.	LIENS:

Neither the CHARTERER nor the master of the VESSEL nor any other person shall have any right, power or authority to create, incur or permit to be imposed upon the VESSEL any liens whatsoever except for crew’s wages or salvage, and the CHARTERER shall so notify any person furnishing repairs, supplies, towage or other necessaries to the VESSEL. The CHARTERER agrees to carry a properly certified copy of the CHARTER with the VESSEL’S papers on board the VESSEL and agrees, on demand, to exhibit the same to any person having business with the CHARTERER or the VESSEL. The CHARTERER further agrees to post, in a conspicuous place on board the VESSEL, and thereafter maintain during the Charter term, a typewritten or printed notice incorporating the provisions of this paragraph in form prepared or approved by the Owner. The CHARTERER furthermore agrees to hold the OWNER harmless against all liens and claims, and to promptly remove any liens which may be asserted at any time against the VESSEL and which are alleged to have arisen during the term of the CHARTER.

8.	THE CHARTERER’S EQUIPMENT:

The CHARTERER may install equipment on the VESSEL which may be necessary in connection with the CHARTERER’S operations, provided that no structural changes may be made without the OWNER’S prior written consent. The CHARTERER may remove equipment installed by the CHARTERER, provided that the CHARTERER shall, prior to redelivery, restore the VESSEL to the same condition existing prior to installation of such equipment. The CHARTERER shall bear the cost of any expense incurred in installation and removal of equipment or structural changes and restoration.

9.	THE CHARTERER’S ASSIGNMENT OR SUBCHARTER:

The CHARTERER shall have the right to subcharter the VESSEL or sell, assign or transfer this CHARTER only upon the prior written consent of the OWNER. Notwithstanding the foregoing, it is expressly agreed that, provided such assignment and/or delegation is consistent with applicable law, OWNER has irrevocably and unconditionally consented to the absolute assignment for security purposes by the CHARTERER of all the CHARTERER’S rights and title to and interest in this CHARTER to the Mortgagee (as defined in clause 21).

10.	THE OWNER’S ASSIGNMENT:

This CHARTER shall be binding on and inure to the benefit of only the parties hereto and their respective successors and assigns. However, unless otherwise agreed by the parties, OWNER shall not assign this CHARTER, in whole or in part without the prior written consent of the CHARTERER. Notwithstanding the foregoing, it is expressly agreed that, provided such assignment and/or delegation is consistent with applicable law, CHARTERER has irrevocably and unconditionally consented to the absolute assignment for security purposes by the OWNER of all the OWNER’S rights and title to and interest in this CHARTER to the Mortgagee.

11.	TAXES AND DUTIES:

The OWNER shall not be responsible for any transportation, use, sales, property or any other similar or dissimilar taxes or royalties levied or assessed by any taxing entity, foreign or domestic, in connection with the CHARTER, the VESSEL or the operation or use thereof during the term of the CHARTER or, to the extent applicable, for any U.S. Customs duties for repairs performed in non-U.S. shipyards, and all such taxes, duties and royalties shall be for the CHARTERER’S account, and if any such are incurred, the CHARTERER shall promptly remove/pay same.

12.	VESSEL LOSS OR DAMAGE:

The CHARTERER assumes all risks of loss of or damage to the VESSEL insofar as same is not covered by a collectible under the insurance described in Part II, Paragraph 4, howsoever caused and whether resulting in whole or in part from the active or passive negligence or other fault of either party or otherwise. In the event of damage to the VESSEL, the CHARTERER agrees to repair the VESSEL prior to redelivery. In the event of loss or constructive loss of the VESSEL, the CHARTERER agrees to pay the OWNER the amount of the agreed value of the Vessel, less the amount of any insurance recovery and/or salvage proceeds received by the OWNER. The CHARTERER further agrees to indemnify the OWNER against all loss, damage and expense resulting from capture, seizure, arrest, restraint or detainment and the consequences thereof of hostilities or warlike operations, whether there be a declaration of war or not, and against the consequences of civil war, revolution, rebellion, insurrection or civil strife arising therefrom, or piracy.

13.	LIABILITY AND INDEMNITY:

The CHARTERER assumes all risks of liability for the VESSEL and for the use and operation thereof, including, but not limited to those arising from the use or release into the environment of hazardous substances, which shall include petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; the Oil Pollution Act of 1990; or any other statute, law, ordinance, code or regulation of any applicable governmental agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted during the term of this CHARTER, and for injuries to or deaths of persons and/or loss of or damage to property arising from or incident to such use or operation, whether such injuries or deaths involve the CHARTERER’S employees or others and whether such loss or damage involves property of the CHARTERER or of others. The CHARTERER will indemnify and hold harmless the OWNER and every person, vessel and entity described in the EXTENSION OF BENEFITS AND LIMITATION OF LIABILITY clause below against and from all loss, damage, liability and expense, including attorneys’ fees, arising from or in connection with such injury, death, loss or damage, howsoever caused and whether resulting in whole or in part from the active or passive negligence or other fault of either party or any such person, vessel or entity.

14.	WARRANTIES:

The OWNER warrants that it has the right to charter the VESSEL to the CHARTERER, that the Owner, except as otherwise provided in clause 21, will not do or permit anything to disturb the CHARTERER’S full right of possession and enjoyment thereof, and that it will exercise due diligence to see that the VESSEL is seaworthy at the time of delivery as provided for in Part II, clause 1 above. EXCEPT AS PROVIDED HEREIN, THE OWNER MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS AND REJECTS ANY ABSOLUTE WARRANTY OF SEAWORTHINESS, CONDITION, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE.

15.	TERMINATION:

(a)	If at any time after delivery of the VESSEL hereunder the CHARTERER shall fail to make punctual and regular payment of the Charter Hire or shall fail to perform any of its duties or obligations or shall violate any of the prohibitions imposed upon it by the CHARTER, or if the CHARTERER shall be dissolved or be adjudged bankrupt or shall file or have filed against it a petition in bankruptcy, or shall make a general assignment for benefit of creditors or if a receiver or receivers shall be appointed for the CHARTERER, the OWNER may declare the unpaid hire owed to the OWNER by the CHARTERER under the remaining term of this CHARTER immediately due and payable and without prejudice to any other right which it may have under the CHARTER, withdraw and retake the VESSEL wherever the same may be found, whether upon the high seas or in any port, harbor or other place and without prior demand and without legal process, and for that purpose may enter upon any dock, pier or other premises where the VESSEL may be and may take possession of the VESSEL.

(b)	At any time after delivery of the VESSEL hereunder either party may terminate the CHARTER upon:

(i)	[*] ; or

(ii)	[*] .

16.	NO INDIRECT DAMAGES:

Neither the CHARTERER, the OWNER, the VESSEL nor any person, entity or vessel described in clause 17 shall in any event be responsible for indirect or special damages, including without limitation extra expense, loss of use of property, delay or damages consequential upon loss of use, whether resulting from negligence, breach of the CHARTER by the CHARTERER, the OWNER, the VESSEL or any such person, entity, vessel or otherwise and even if the possibility of such damage is foreseeable by the CHARTERER, the OWNER, the VESSEL or any such person, entity or vessel.

17.	EXTENSION OF BENEFITS AND LIMITATION OF LIABILITY:

All exceptions, exemptions, defenses, immunities, limitations of liability, privileges and conditions granted or provided by this CHARTER or by any applicable statute for the benefit of the OWNER or the CHARTERER, as the case may be, shall also apply to and for the benefit of the VESSEL, the OWNER, demise charterers, operators, master, officers and crew of the VESSEL (in case of the OWNER), and to and for the benefit of all partners and all corporations, parent of, subsidiary to, affiliated with or under the same management as the OWNER or the CHARTERER, as the case may be, as well as the directors, officers, employees and agents of said entities, and for the benefit of all parties performing services for and on behalf of the VESSEL, the OWNER or the CHARTERER, as the case may be, as employees, servants, agents or contractors, and the directors, officers, employees, servants, agents and subcontractors of such parties.

PROVIDED ALWAYS that nothing contained in this Charter shall be construed or held to deprive the OWNER or the CHARTERER of any right to claim limitation of liability provided by any applicable law or statute.

18.	LAW AND JURISDICTION:

This CHARTER shall, except as otherwise provided herein, be governed by United States maritime law to the extent applicable and otherwise in accordance with the laws of the State of Florida. Any dispute or claim arising under or in connection with this CHARTER which is not amicably settled by the parties shall be settled by binding arbitration and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Miami, Florida by a panel of three arbitrators familiar with the passenger cruise industry, unless the parties can agree on a single arbitrator, no member of which shall have any interest in or with any of the parties. In the case of three arbitrators, one arbitrator shall be chosen by each party, and the third shall be appointed by the two arbitrators so chosen. In the event of a failure to agree on the selection of arbitrators, the American Arbitration Association shall select the arbitrator which cannot be agreed upon. Upon agreement of the parties, arbitration may be held in any other place. Arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules in effect at the time the dispute is referred to arbitration by either party. The single arbitrator or the three arbitrators, by majority vote in writing, may award damages and expenses which he or they deem proper provided that exemplary or punitive damages may not be awarded.

19.	NOTICES:

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (i) in person, (ii) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (iii) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (iv) by facsimile or other generally accepted means of electronic transmission, addressed as set forth below or to such other addresses as may be specified by like notice to the other party:

If to CHARTERER:

Norwegian Cruise Line

7665 Corporate Center Drive

Miami, Florida 33126

Fax: (305) 436-4113

Attn.: President & Chief Executive Officer

With a copy to Attn.: General Counsel at the same address; Fax: (305) 436-4117.

If to OWNER:

Pride of Aloha, Inc.

c/o Norwegian Cruise Line

7665 Corporate Center Drive

Miami, Florida 33126

Fax: (305) 436-4113

Attn.: President & Chief Executive Officer

With a copy to Attn.: General Counsel at the same address; Fax: (305) 436-4117.

20.	NO SET-OFF:

[*]

21.	MORTGAGEE’S RIGHTS:

(a)	Notwithstanding the provisions of this CHARTER, the rights of the CHARTERER and the OWNER under the CHARTER, as now in effect or as hereafter amended, are each fully and completely subject and subordinate to each and every term of the first priority Bahamian statutory mortgage and collateral deed of covenants each dated on or about the date of this CHARTER (the “Mortgage”), as same may be subsequently amended, modified and supplemented, between the OWNER and the agent for the syndicate of banks providing a load secured by the VESSEL (in such capacity the “Mortgagee”), and the rights and remedies of the Mortgagees thereunder.

(b)	Notwithstanding the provisions of this CHARTER, the CHARTERER shall maintain all insurance on and with respect to the VESSEL as the OWNER is required to maintain pursuant to the terms of the Mortgage and if such insurance required to be maintained by the Mortgage would conflict with the provisions of this CHARTER, then the provisions of the Mortgage shall control, and the OWNER and the CHARTERER shall be obligated to comply therewith in lieu of the conflicting requirements of this CHARTER.

(c)	The OWNER and the CHARTERER confirm that the provisions of the Mortgage and the security agreement between (among others) NCL Corporation Ltd. as borrower, the said syndicate of banks and the said agent for the syndicate of banks (in such capacity the “Agent”) dated 7 July, 2004 (as amended and/or restated from time to time) (the “Security Agreement”) governing the maintenance and operation including but without limitation employment of the VESSEL and the incurring of liens on the VESSEL are applicable, and in the event of any conflict between the provisions of the Mortgage and/or the Security Agreement and this CHARTER, the provisions of the Mortgage and/or the Security Agreement shall control.

(d)	The CHARTERER has no right, power or authority to create, incur or permit to be placed on the VESSEL any lien whatsoever. The CHARTERER shall defend, indemnify and hold harmless the OWNER from any and all liens or lien claims which may involve the VESSEL and which may arise by reason of the CHARTERER’s possession or use of the VESSEL.

(e)	In accordance with the Mortgage, the CHARTERER shall not make any material change in the structure, means of propulsion, type or speed of the VESSEL.

(f)	The Owner and the CHARTERER recognize, acknowledge and hereby agree that this CHARTER and all Charter Hire derived therefrom are subject and subordinate to the security interests of the Mortgagee as evidenced by the Mortgage. The CHARTERER agrees to take no actions which would impair the Mortgagee’s security, and the CHARTERER further agrees that it shall not, in any manner whatsoever, interfere with the Mortgagee’s exercise of any rights set forth in the Mortgage.

22.	CONFIDENTIALITY:

All information about either party or any of their respective parent, subsidiary, affiliated, related or joint venture companies, customers, operations, etc., shall be treated as “Confidential Information” by the other party and such party will not disclose same without the prior written consent of the other party during the term of and after the expiration or termination of this CHARTER. Both parties shall also consider the terms and conditions of this CHARTER to also be Confidential Information, provided, however, it is expressly agreed that nothing in this section shall prohibit either party from disclosing the terms of this CHARTER to the Agent or directly to the said syndicate of banks.

With respect to Confidential Information received by a party such Confidential Information: (i) shall be held in confidence and protected in accordance with the security measures with which such party protects its own proprietary or confidential information which it does not wish to disclose; (ii) shall be used by such party only to perform its responsibilities, including, without limitation, the services pursuant to this CHARTER; (iii) shall not be produced or copied, in whole or in part, except as necessary for its authorized use under this CHARTER; (iv) shall be returned to the other party upon request, or destroyed, together with all copies, when it is no longer needed or upon termination or expiration of this CHARTER; and (v) shall not be provided to any third parties except upon the prior written consent of the other party.

23.	ACTS CONTRARY TO LAW:

Nothing herein shall require either party to take action contrary to law or an order or regulation of any government authority or governmental body or officer thereof having apparent jurisdiction of the parties, or contrary to any permit or authorization granted to the parties.

24.	MODIFICATION AND WAIVER:

No modification of any provision of this CHARTER shall be effective unless such modification shall be in writing and signed by a duly authorized corporate officer of the parties. No waiver of any provision of this CHARTER shall be effective unless such waiver shall be in writing and signed by a duly authorized corporate officer of the party waiving such provision and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. Waiver by either party of any particular breach or default by the other shall not affect or impair the rights of such party with respect to any subsequent default of the same or of a different nature. Without prejudice to the generality of the foregoing, no failure or delay on the part of either party in exercising any right, power or remedy under this CHARTER shall operate as a waiver thereof or a waiver of any other rights, powers or remedies nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any such right, power or remedy or the exercise of any other right, power or remedy.

25.	STANDARDS OF APPROVAL:

Except as otherwise provided herein, consent or approval shall not be unreasonably withheld and any refusal of consent or approval shall be in writing and state with particularity the reason therefor.

26.	SEVERANCE:

If any covenant or other provision of this CHARTER is invalid, illegal or incapable of being enforced by reason of any rule, law or public policy, all other conditions and provisions of this CHARTER shall, nevertheless, remain in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision unless held to be invalid, illegal or unenforceable as aforesaid.

27.	ATTORNEY’S FEES:

In the event that either party shall retain or engage an attorney or attorneys to file and prosecute any litigation, arbitration or administrative proceeding with respect to this CHARTER, the prevailing party shall be entitled to receive payment of all reasonable costs and expenses of such arbitration, litigation or administrative proceedings, including reasonable attorney’s fees.

28.	SECTION HEADINGS:

The section headings contained in this CHARTER are for reference purposes only and shall not be utilized in construing this CHARTER and its provisions.

29.	WAIVER OF RIGHTS:

The failure by either party to this CHARTER to exercise any right or remedy such party may have under this CHARTER shall not constitute a waiver of such rights or remedies or any other rights or remedies such party may have. No single or partial exercise of any right or remedy shall prevent any further exercise of such right or remedy or the exercise of any other right or remedy.

30.	ENTIRE AGREEMENT:

This CHARTER represents the final and complete agreement of the parties for the charter of the VESSEL. All prior written and oral agreements with respect to this CHARTER and all prior written and oral agreements with respect to the charter of the VESSEL are superseded by and fully integrated into this CHARTER.